UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Concord Electric Company               )
Exeter & Hampton Electric Company      )   Docket No. EC02-___-000
Unitil Energy Systems, Inc.            )


           APPLICATION FOR APPROVAL OF INTRA-CORPORATE REORGANIZATION

     Pursuant to Section 203 of the Federal Power Act\1 and Part 33 of the Federal Energy Regulatory Commission's ("Commission") regulations thereunder,\2 Concord Electric Company ("CECo"), Exeter & Hampton Electric Company ("E&H"), and Unitil Energy Systems, Inc. ("UES"), (jointly, "Applicants") hereby file this application for approval of a proposed intra-corporate reorganization (the "Reorganization"). The proposed Reorganization involves the merger of E&H into CECo to form a single distribution utility, which will be renamed UES.

     As is demonstrated below, the proposed Reorganization is consistent with the public interest. The Reorganization will be implemented in the context of a broader reorganization of the New Hampshire operations of the Unitil Companies resulting from changes to New Hampshire law.

     Because the Reorganization will take place entirely within the same holding company system, it will not involve the acquisition of any new physical facilities, nor will any previously unrelated companies be placed under common control or otherwise become affiliated with each other. In addition, no independent seller will be removed from the wholesale market. Therefore, there will be no increase in market power or concentration by any party. Thus, the Application is

-----------------------------
1/ 16 U.S.C.ss.824b (1994).

2/ 18 C.F.R. Part 33 (2002).

not required to include any horizontal or vertical competitive analysis under Order No. 642.\3 The Applicants request that the Commission provide for a shortened comment period and expedited consideration and approval of the Reorganization to permit the transaction to close by November 29, 2002.

     In support hereof, the Applicants state:

I.   Introduction

     The Reorganization is a part of a comprehensive restructuring of the Applicants' New Hampshire operations that is being carried out pursuant to New Hampshire law, as more fully discussed below. The Reorganization is essentially similar to other internal corporate reorganizations approved by the Commission. As an internal reorganization, the proposed Reorganization should not raise concerns of market power or other issues of interest to the Commission.\4 The proposed Reorganization will accomplish only a change in corporate structure and, except in the technical sense described by the Commission in Central Vermont\5 and similar cases, will not cause a change in ultimate control of any of the assets owned by the Applicants.\6

     The Reorganization will not result in any increase in wholesale rates. Nor will any party seek to recover any costs related to the Reorganization in wholesale rates. At least sixty (60) days


-----------------------------
3/ Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, III FERC Stats. and Regs. [Regs. Preambles 1996-2000]P. 31,111 at 31,902 (2000) order on reh'g, Order No. 642-A 94 FERCP. 61,289 (2001).

4/ See, e.g., FirstEnergy Corp., 94 FERCP. 61,179 at 61,619 (2001) (finding that
Section 203 filings involving internal corporate restructuring do not change the concentration of generation ownership in the marketplace). See also DTE Energy Co., 91 FERCP. 61,317 (2000).

5/ Central Vermont Public Service Corp., 39 FERCP. 61,295 (1987).

6/ See Duke Energy Corp. and Nantahala Power and Light Co., 83 FERCP. 62,181
(1998).

prior to the effective date, the Applicants will file a Section 205 Application to revise the Open Access Transmission Tariffs ("OATTs") of CECo and E&H, and to seek approval for the reclassification of certain facilities from transmission to distribution. The Section 205 Application will not lead to any rate increase for any unrelated party. A Notification of Succession will also be filed for UES to succeed to the tariffs and rate schedules of CECo and E&H.

     In addition, the Reorganization will not have any adverse impact on regulation since no new registered holding company will be created and, therefore, the jurisdiction of the Securities and Exchange Commission ("SEC") will not be an issue. The New Hampshire Public Utilities Commission and the SEC have authority to approve or disapprove the Reorganization.

     For these reasons, the Reorganization should be approved by the Commission as being in the public interest.

II.  The Unitil Companies

     A.   Background

     Applicants are wholly-owned subsidiaries of Until Corporation ("Unitil"), which is a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), and was formed by CECo and E&H in 1984. The following companies are also wholly-owned subsidiaries of Unitil: Fitchburg Gas and Electric Light Company ("FG&E"), Unitil Realty Corp. ("URC"), Unitil Power Corp. ("UPC"), Unitil Service Corp. ("USC"), and its non-regulated business unit Unitil Resources, Inc. ("URI").

     Unitil's principal business is the retail sale and distribution of electricity in New Hampshire, and the retail sale and distribution of electricity and gas in Massachusetts through its retail distribution subsidiaries, CECo, E&H, and FG&E. Unitil's wholesale electric power subsidiary, UPC, principally provides all of the electric power supply requirements to CECo and E&H for resale at retail. URI conducts an energy brokering business, as well as related energy consulting and marketing activities through its wholly-owned subsidiary, Usource. Finally, URC and USC provide centralized facilities and operations and management services to support the Unitil system of companies.

     CECo and E&H are subject to regulation by the New Hampshire Public Utilities Commission ("NHPUC"), which also regulates certain activities of UPC, including the issuance of securities and debt. FG&E is regulated by the Massachusetts Department of Telecommunications & Energy ("MDTE"). UPC, CECo, E&H, and FG&E are regulated by the Commission.

     CECo, E&H, UPC, and FG&E are joint participants in the New England Power Pool ("NEPOOL"). UPC acts as the agent of its New Hampshire affiliates in all transactions, actions, deliberations and other matters involving NEPOOL or the NEPOOL Agreement, unless the Unitil New Hampshire companies are specifically required to act on their own behalf. The Unitil companies are listed in the NEPOOL Roster of Participant Committee members under Unitil Corporation Participant Companies. While the companies are NEPOOL participants, Fitchburg owns very limited Pool Transmission Facilities ("PTF"), consisting of some 115 kV substation facilities, which are connected to transmission facilities owned and operated by New England Power Company, a subsidiary of National Grid USA. CECo and E&H do not own or operate any transmission facilities that are included as PTF by NEPOOL due to the low voltage level.

     B.   CECo

     CECo is a New Hampshire corporation and public utility primarily engaged in the retail sale and distribution of electricity to approximately 28,000 customers in the City of Concord and twelve surrounding towns, all in New Hampshire. CECo's service area consists of approximately 240 square miles in the Merrimack River Valley of south central New Hampshire. The service area includes the City of Concord and major portions of the surrounding towns of Bow, Boscawen, Canterbury, Chichester, Epsom, Salisbury and Webster, and limited areas in the towns of Allenstown, Dunbarton, Hopkinton, Loudon and Pembroke.

     CECo's 16 electric distribution substations constitute 114,290 kVA of capacity for the transformation of electric energy from the 34.5 kV transmission voltage to primary distribution voltage levels. CECo has in excess of 34 pole miles of 34.5 kV electric transmission facilities. CECo also has a total of approximately 657 pole miles of overhead electric distribution lines and a total of approximately 44 conduit bank miles (124 cable miles) of underground electric distribution lines. CECo has an OATT on file with the Commission, designated as FERC Electric Tariff, Original Volume No. 2.\7 No transmission customers currently take service under CECo's OATT. CECo is taking service pursuant to its own tariff, as required by the Commission. CECo has five long-term firm transmission service agreements in place, that predate its OATT.\8

     C.   E&H

     E&H is a New Hampshire corporation and public utility primarily engaged in the retail sale and distribution of electricity to approximately 41,000 customers in the towns of Exeter and


-----------------------------
7/ CECo's OATT was filed on October 11, 1996, and accepted for filing on September 11, 1998, in Docket No. OA97-5-000, with an effective date of July 9, 1996.

8/ In a May 27, 1994, order, the Commission designated service agreements with five QF customers as follows: (1) Rate Schedule FERC No. 1 -- Wheeling Agreement with SES Concord Co., L.P.; (2) Rate Schedule FERC No. 2 -- Wheeling Agreement with New Hampshire Hydro Associates; (3) Rate Schedule FERC No. 3 -- Wheeling Agreement with Concord Steam Corporation; (4) Rate Schedule FERC No. 4 -- Wheeling Agreement with Penacook Hydro Association; and (5) Rate Schedule FERC No. 5 -- Wheeling Agreement with Briar Hydro Association. Concord Electric Co., 67 FERCP. 61,260 (1994).

Hampton and in all or part of 16 surrounding towns, all in New Hampshire. E&H's service area consists of approximately 168 square miles in southeastern New Hampshire. The service area includes all of the towns of Atkinson, Danville, East Kingston, Exeter, Hampton, Hampton Falls, Kensington, Kingston, Newton, Plaistow, Seabrook, South Hampton and Stratham, and portions of the towns of Derry, Brentwood, Greenland, Hampstead and North Hampton.

     E&H's 14 electric distribution substations, including a 5,000 kVA mobile substation, constitute 91,400 kVA of capacity for the transformation of electric energy from the 34.5 kV transmission voltage to primary distribution voltage levels. E&H has in excess of 69 pole miles of 34.5 kV electric transmission facilities. E&H also has a total of approximately 750 pole miles of overhead electric distribution lines and a total of approximately 133 conduit bank miles of underground electric distribution lines. E&H has an OATT on file with the Commission, which has been designated as FERC Electric Tariff, Original Volume No. 1.\9 E&H is taking service pursuant to their own tariff, as required by the Commission. E&H has no transmission customers taking service under its OATT.

     D. UES

     UES will be formed after receipt of all necessary regulatory approvals through the merger of E&H into CECo. UES will succeed CECo and E&H in all agreements and schedules on file with the Commission.

-----------------------------
9/ E&H's OATT was filed on October 11, 1996, and was accepted for filing on September 11, 1998, in Docket No. OA97-4-000, with an effective date of July 9, 1996.

III. The Proposed Reorganization

     A.   New Hampshire Restructuring

     On February 28, 1997, the NHPUC issued its Final Plan in response to the New Hampshire Electric Restructuring Law RSA 374-F, passed into law in 1996, for New Hampshire electric utilities to transition to a competitive electric market in the State. Northeast Utilities' affiliate, Public Service Company of New Hampshire ("PSNH"), filed suit in U.S. District Court for protection from the Final Plan and related orders, and was granted an indefinite stay. In June 1997, Unitil, and other utilities in New Hampshire, intervened as plaintiffs in the federal court proceeding. In June 1998, the federal court clarified that the injunctions issued by the court in 1997 had effectively frozen the NHPUC's efforts to implement restructuring. This amended injunction has been challenged by the NHPUC, and affirmed by the First Circuit Court of Appeals. Unitil continues to be a plaintiff-intervenor in federal district court. In October 2000, the NHPUC approved a settlement for the restructuring of PSNH, which was implemented on May 1, 2001.

     Unitil has continued to work actively to explore settlement options and to seek a fair and reasonable resolution of key restructuring policies and issues in New Hampshire. Applicants filed a comprehensive restructuring proposal with the NHPUC on January 25, 2002. If approved, Applicants would withdraw their complaint from the federal court proceeding.

     The New Hampshire Proceeding is being conducted in three phases: Settlement on Phase I of the proceeding addressing the divestiture of Unitil's power supply portfolio and acquisition of transition service ("TS") and default service ("DS") was presented to the NHPUC on May 31, 2002. The NHPUC issued its order in this phase of the proceeding on August 28, 2002. Phase II addressing the merger of CECo and E&H, and the realignment of Unitil's rate structure, is anticipated to be filed by September 3, 2002. Finally, Phase III of the proceeding addressing the results and NHPUC approval of the RFP processes for divestiture of Unitil's power supply portfolio, and the acquisition of TS and DS will be concluded in March 2003, followed by the implementation of Customer Choice in Unitil's New Hampshire service territories by May 1, 2003.

     Under the restructuring proposal, Applicants' customers will be allowed to choose a competitive energy supplier, while electricity delivery services will continue to be provided by Unitil companies. Unitil will sell UPC's portfolio of electricity supply contracts through a competitive solicitation and recover all residual stranded costs over a period of years. Unitil will offer customers a three-year transition service at specified prices and a permanent default service. These services will be procured from the competitive wholesale market. Also as a part of the restructuring proposal, Applicants requested approval of the reclassification of certain transmission plant owned by CECo and E&H, and of new, consolidated tariffs and rate schedules for distribution service in New Hampshire. Applicants also sought an increase in base rates for distribution service. Rate levels and rate components applicable to all Unitil New Hampshire distribution customers will change as a result and distribution rates will increase, but overall rate levels are expected to be below rate levels in effect at the time of the New Hampshire restructuring filing. Finally, Applicants also proposed to combine CECo and E&H into a single distribution utility, UES.

     The restructuring proposal, if approved, will go into effect in two phases, the first phase on or before December 1, 2002, and the second phase on May 1, 2003. The first phase will consist of the implementation of the Reorganization and revised retail rates. The second phase will consist of the implementation of customer choice, the divestiture of UPC's portfolio of electricity supply contracts, and the amendment of the System Agreement among the Applicants.

     B.   The Reorganization

     The proposed transaction, for which Commission authorization is sought herein,\10 is the combination of CECo and E&H into a single distribution utility, UES. The combination is the culmination of a nearly two-decade long process of operational consolidation that has taken place since Unitil was created and CECo and E&H were merged into Unitil in January 1985.

     To accomplish the merger of CECo and E&H, the Applicants will enter into an Agreement and Plan of Merger ("Merger Agreement") approved by their respective boards of directors.\11 Consummation of the transactions contemplated by the Merger Agreement will be subject to the receipt of all necessary regulatory approvals and to the approval of the shareholders of each company. Under the terms of the Merger Agreement, E&H will be merged with and into CECo with CECo as the surviving corporation. In connection with the merger, CECo will change its name to UES. As a result of the merger, all of E&H's assets and liabilities will, by operation of law, become the assets and liabilities of CECo.

          1.   Description of Outstanding Equity Securities of CECo and E&H

          CECo currently has 250,000 authorized shares of common stock (the "CECo Common Stock"), of which 131,745 shares are issued and outstanding and owned both of record and beneficially by Unitil; 2,250 authorized shares of non-cumulative preferred stock (the "CECo Non-Cumulative Preferred Stock"), all of which are issued and outstanding and none of which is owned, of record or beneficially, by Unitil; and 14,308 authorized shares of cumulative preferred stock (the "CECo Cumulative Preferred Stock"), of which 2,150 shares are issued and

-----------------------------
10/ Applicants will separately request Commission authorization, to the extent such authorization is required, of the other aspects of the restructuring.

11/ A copy of the proposed Merger Agreement is enclosed at Exhibit I.

outstanding in a single series designated the "8.7% Series," none of which is owned, of record or beneficially, by Unitil. The CECo Non-Cumulative Preferred Stock is entitled to vote on all matters brought before the shareholders of CECo together with the CECo Common Stock, with each outstanding share entitled to one vote. The CECo Non-Cumulative Preferred Stock is not entitled to vote as a separate class. The CECo Cumulative Preferred Stock is not entitled to vote on any matter, except as may otherwise be authorized or required by the Business Corporation Act. Under the Business Corporation Act, the CECo Cumulative Preferred Stock will not be entitled to vote on the Merger and related transactions.

          E&H currently has 197,417 authorized shares of common stock (the "E&H Common Stock"), of which 195,000 shares are issued and outstanding and owned both of record and beneficially by Unitil; and 25,000 authorized shares of cumulative preferred stock (the "E&H Cumulative Preferred Stock"), of which a total of 9,704 shares are issued and outstanding in four series as follows: 840 shares of the 5% Series, 1,680 shares of the 6% Series, 3,331 of the 8.75% Series and 3,853 shares of the 8.25% Series. None of the E&H Cumulative Preferred Stock is owned, of record or beneficially, by Unitil. The E&H Cumulative Preferred Stock is not entitled to vote as a separate class, unless such a class vote is otherwise authorized or required by the Business Corporation Act. Under the Business Corporation Act, each series of the E&H Cumulative Preferred Stock will be entitled to vote as a separate class on the proposed merger with CECo, since, as described below, the terms of the Merger Agreement provide for the issuance to the holders of the E&H Cumulative Preferred Stock in exchange for their shares of E&H Cumulative Preferred Stock of an equal number of shares of CECo Cumulative Preferred Stock in four new series which will have the same terms and conditions as the existing series of the E&H Cumulative Preferred Stock for which they will be exchanged.

          The authorized and unissued shares of CECo Cumulative Preferred Stock may be issued in series by CECo from time to time upon authorization of its board of directors, with the terms of each new series to be approved by the vote of two-thirds of the outstanding shares of CECo Common Stock and CECo Non-Cumulative Preferred Stock.

          As part of the approval of the Merger Agreement, the board of directors of CECo and the holders of the CECo Common Stock and CECo Non-Cumulative Preferred Stock will approve an amendment to the CECo Articles of Association creating the four new series of CECo Cumulative Preferred Stock to be issued in the merger to the holders of the E&H Cumulative Preferred Stock. The four new series will have the same terms as the four series of E&H Cumulative Preferred Stock for which they will be exchanged.

          2.   Terms of the Merger Agreement

          Pursuant to the Merger Agreement, upon the effectiveness of the merger, all of the issued and outstanding shares of E&H Common Stock will be converted into a single share of CECo Common Stock. Each share of E&H Cumulative Preferred Stock will be converted into a share of a new series of CECo Cumulative Preferred Stock, each such new series of CECo Cumulative Preferred Stock to have the same terms and conditions as the existing series of the E&H Cumulative Preferred Stock for which they will be exchanged. The shares of CECo Common Stock, CECo Non-Cumulative Preferred Stock and CECo Cumulative Preferred Stock issued and outstanding immediately prior to the merger will remain outstanding and will not be affected by the merger.

          3.   Boards of Directors and Shareholder Approvals

          The Merger Agreement and the transactions contemplated thereby are subject to the approval of the boards of directors of each of CECo and E&H.\12 In addition, the Merger Agreement and related amendments to CECo's Articles of Association are subject to the approval of the holders of the CECo Common Stock and the CECo Non-Cumulative Preferred Stock, voting together as a single class, and to the approval of the E&H Common Stock and each series of the E&H Cumulative Preferred Stock, each voting as a separate class. Because Unitil effectively controls the boards of directors of each of E&H and CECo as the result of its ownership of all of the issued and outstanding shares of common stock of each company, the approval of the Merger Agreement and related amendments to CECo's Articles of Association by those boards of directors is assured. The approval of the holders of the CECo Common Stock and the CECo Non-Cumulative Preferred Stock of the Merger Agreement and related amendments to CECo's Articles of Association is also assured, since Unitil controls the vote of more than 99% of all such shares.

          The approval of the Merger Agreement by the holders of the E&H Common Stock is also assured, since Unitil controls the vote of all of such shares. Unitil does not, however, control the vote of any outstanding series of the E&H Cumulative Preferred Stock. Unitil intends to solicit written consents in favor of the Merger Agreement and related transactions from the holders of each outstanding series of the E&H Cumulative Preferred Stock pursuant to the solicitation. Because neither E&H nor any series of its capital stock is registered under the Securities Exchange Act of 1934, the solicitation is subject only to the requirements of New Hampshire law and the terms of E&H's governance documents. Under Section 7.04 of the

-----------------------------
12 See Exhibit I.

New Hampshire Business Corporation Act (RSA 293-A:7.04), the E&H Cumulative Preferred Stock can take action by written consent. Such action would also be consistent with the terms of E&H's governance documents. E&H has the right to call each outstanding series for redemption pursuant to the terms of each such series and Unitil currently intends to cause E&H to redeem the shares of any series which does not consent to the Merger Agreement and related transactions in accordance with the terms of Rule 42 of the Act. Thus, the requisite consent of the E&H Cumulative Preferred is assured.

          4. Tax and Accounting Consequences of the Merger

          The merger has been structured to qualify for tax purposes as a tax-free "reorganization" under Section 368(a) of the Internal Revenue Code. As a result, no gain or loss will be recognized by CECo or E&H or the holders of the CECo Common Stock, the CECo Non-Cumulative Preferred Stock, the CECo Cumulative Preferred Stock, the E&H Common Stock or the E&H Cumulative Preferred Stock. CECo and E&H expect that the merger will qualify as a common control merger for accounting and financial reporting purposes. The accounting for a common control merger is similar to a pooling of interests. Under this accounting treatment, the combination of the ownership interests of the two companies is recognized and the recorded assets, liabilities, and capital accounts are carried forward at existing historical balances to the consolidated financial statements of UES (as the surviving company) following the merger.

IV.  The Proposed Reorganization Is Consistent With The Public Interest

     The Commission has restated the factors it will examine in considering transactions that are subject to Section 203 of the Federal Power Act. Specifically, the Commission will consider: (a) the effect of the transaction on competition; (b) the effect of the transaction on rates; and

(c) the effect of the transaction on regulation.\13 Consideration of these factors shows that the Reorganization clearly warrants approval as being consistent with the public interest.

     A.   The Proposed Reorganization Will Have No Adverse Effect On Competition

     The proposed Reorganization will not create or enhance market power in any market under the standards employed by the Commission. This is so for one basic reason: the Reorganization is a purely intra-corporate transaction. It will not increase the Unitil Companies' ownership or control of transmission or generation facilities, nor result in any change in the operation of the Applicants' facilities, or other inputs that could be used as barriers to entry, that would have an anti-competitive effect. The Commission has found that such purely intra-corporate reorganizations will not have an anti-competitive effect.\14

     B.   The Proposed Reorganization Will Have No Adverse Effect On Rates

     In the Merger Policy Statement, the Commission made clear that its concern with the effect of a proposed transaction on rates is to protect ratepayers from rate increases because of a merger.\15 The proposed Reorganization in and of itself will not have an adverse effect on rates. The rates under which CECo's wheeling customers obtain transmission services will not change as a result of the Reorganization. The OATTs of CECo and E&H will be combined into one UES OATT, under which the rate will be higher because it will include only distribution plant. However, no customers presently take service under either CECo or E&H's OATT. The rates under which the resulting company, UES, will acquire electricity will also not change solely as a

-----------------------------
13/ 18 C.F.R.ss.2.26 (2002). Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, III FERC Stats. & Regs. [Regs. Preambles]P. 31,044 (1996), recon. denied, Order No. 592-A, 79 FERCP. 61,321 (1997) ("Merger Policy Statement").

14/ See Boston Edison Co. and BEC Energy, 80 FERCP. 61,274 at 61,994 (1997). See also Allegheny Energy Supply Co., LLC, 97 FERCP. 62,251 (2001); Cleco Corp., 86 FERCP. 62,077 (1999).

15/ See Merger Policy Statement, at 30,123.

result of the Reorganization. Total retail rates for UES customers following implementation of the entire restructuring plan are expected to be substantially the same as the existing total retail rates, which are among the lowest in the northeast.

     C.   The Proposed Reorganization Will Not Affect Regulation

     As the Commission explained in its Merger Policy Statement, the Commission's primary concern with the effect of a proposed merger on regulation involves shifts of authority between the Commission's jurisdiction and that of the SEC or state commissions.\16 Nothing in the Reorganization will affect the manner or the extent to which the Commission or state commissions can regulate the transactions and facilities of the Applicants. The resulting company, UES, will be regulated at the retail level by the NHPUC and at the wholesale level by the Commission.

     The Commission's regulation will not be impaired by the shift of any regulatory authority. No state commission will obtain jurisdiction as a result of the proposed Reorganization. No registered holding company will be created as a result of the Reorganization. Additionally, Applicants agree to refrain from invoking the Ohio Power doctrine\17 with regard to intra-corporate transactions.

     In addition, the Reorganization will not interpose any wholesale seller into a transaction that had previously been a retail sale. Therefore, the Reorganization will not deprive any state jurisdiction over retail sales, nor will it result in the transformation of any power sales (wholesale

-----------------------------
16/ Merger Policy Statement, at 30,124-25.

17/ Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir. 1992), cert. denied, FERC v. Ohio Power Co., et al., 506 U.S. 981 (1992).

or retail) into intra-divisional transfers. For that reason as well, the Reorganization will not deprive the Commission or any state of jurisdiction.\18

V. Information Required by Part 33 of the Commission's Regulations

     In support of this application, Applicants hereby submit the following information required by Part 33 of the Commission's Regulations.

     Section 33.2 (a)

Concord Electric Company                      Exeter & Hampton Electric Company
One McGuire Street                            114 Drinkwater Rd.
Concord, NH 03301                             Kensington, NH 03833

Unitil Energy Systems, Inc.
One McGuire Street
Concord, NH 03301

     Section 33.2 (b)

Unitil Service Corp.                          Samuel Behrends IV, Esq.
Attn.:  George Gantz                          Sonia Mendonca, Esq.
6 Liberty Lane West                           LeBoeuf, Lamb, Greene & MacRae LLP
Hampton, NH 03842-1720                        1875 Connecticut Avenue, NW
(603) 773-6569                                Washington, DC 20009
(603) 773-6769 (fax)                          (202) 986-8000
gantz@unitil.com                              (202) 986-8102 fax
                                              sbehrend@llgm.com
                                              sonia.mendonca@llgm.com

                                              Rebecca L. Fowler
                                              LeBoeuf, Lamb,
                                              Greene & MacRae LLP
                                              260 Franklin Street
                                              Boston, MA 02110
                                              (617) 439-9500
                                              (617) 439-0341 fax
                                              rlfowler@llgm.com

-----------------------------
18/ See Washington Water Power Co. and Sierra Pacific Power Co., 73 FERCP. 61,218 (1995).

     Section 33.2 (c )

     A description of the Applicants is provided in Section II of this application, and Exhibits A-F hereto.

     Section 33.2 (d)

     A description of jurisdictional facilities owned, operated, or controlled by the Applicants or their parent companies, subsidiaries, affiliates, and associate companies is set forth in Exhibit G hereto.

     Section 33.2 (e)

     A narrative description of the proposed transaction for which Commission authorization is requested is provided in Section III of this application, and Exhibit H hereto.

     Section 33.2 (f)

     Contracts related to the proposed transaction together with copies of all other written instruments entered into or proposed to be entered into by the parties to the transaction are provided as Exhibit I to this application.

     Section 33.2 (g)

     The facts relied upon to demonstrate that the proposed transaction is consistent with the public interest are set forth in Section IV of this application.

     Section 33.2 (h)

     Two maps showing the properties of each party to the transaction are provided as Exhibit K to this application.

     Section 33.2 (i)

     The Reorganization is subject to approval by the NHPUC and the SEC. The NHPUC is currently considering the merger and is expected to issue a final order on or before October 28, 2002. The Applicants expect to file for approval of the merger with the SEC in August 2002. Copies of the orders issued by such agencies will be submitted, when available, as Exhibit L to this application.

     Section 33.3 and 33.4

     Not applicable, pursuant to Order No. 642.

     Section 33.5

     Attached as Attachment 1 are the pro-formed financial statements of UES. UES will be formed upon receipt by Unitil of all the requisite approvals to merge E&H with and into CECo, which will then change its name to UES. UES will maintain its books in accordance with the Commission's Uniform System of Accounts. The UES financial statements will represent the combination, without any further adjustments, of all of the accounts of the predecessor entities, E&H and CECo, and there will be no other effects on the Balance Sheet, the Statement of Income, the Statement of Cash Flows, and the Statement of Retained Earnings beyond the combination of all accounts. The pro forma financial statements reflect the anticipated reclassification of transmission plant to distribution, which will be further described in a forthcoming Section 205 filing.

     Section 33.6

     A draft form of notice suitable for publication in the Federal Register is attached hereto. An electronic version of the draft notice is also submitted on a 31/2" diskette.

VI.  Request for Expedited Treatment

     Because the Reorganization will take place entirely within the same holding company system and, therefore, requires no horizontal or vertical competitive analysis under Order No. 642, the Applicants request that the Commission provide for a shortened comment period and expedited consideration and approval of the Reorganization to permit the transaction to close by November 29, 2002.

VII. Conclusion

     In light of the clear absence of any adverse impact on competition in any market, any regulated cost-based rates, or the nature of regulation, the change in ownership and disposition of jurisdictional facilities satisfies the standards of the Merger Policy Statement. Therefore, it should be approved as being "consistent with the public interest." Applicants respectfully request that the Commission approve the Reorganization on an expedited basis to allow this beneficial business transaction to be consummated. Respectfully submitted,


                                         --------------------------------------
                                         Samuel Behrends, IV
                                         Sonia C. Mendonca
                                         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                         1875 Connecticut Avenue, N.W.
                                         Washington, D.C.  20009

                                         Rebecca L. Fowler
                                         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                         260 Franklin Street
                                         Boston, MA 02110

                                         Attorneys for Concord Electric Company,
                                         Exeter & Hampton Electric Company, and
                                         Unitil Energy Systems, Inc.

Dated:  August 30, 2002

                   EXHIBITS REQUIRED UNDER 18 C.F.R. ss. 33.2

Exhibit A

     All business activities of the Applicants, including authorizations by charter or regulatory approval.

     The business activities of the Applicants are described in Section II of this Application.

Exhibit B

     A list of all energy subsidiaries and energy affiliates, percentage ownership interest in such subsidiaries and affiliates, and a description of the primary business in which each energy subsidiary and affiliate is engaged.

     See attached.

Exhibit B

Unitil Corporation (Unitil or the Company) was incorporated under the laws of the State of New Hampshire in 1984. Unitil is a registered public utility holding company under the Public Utility Holding Company Act of 1935 (the 1935
Act), and is the parent company of the Unitil Companies. The following companies are wholly owned subsidiaries of Unitil:

---------------------------------------- ---------------------------------- --------------------------------------
Unitil Corporation Subsidiaries          State and Year of Organization     Principal Type of Business
---------------------------------------- ---------------------------------- --------------------------------------
Concord Electric Company (CECo)          NH - 1901                          Retail Electric Distribution Utility
---------------------------------------- ---------------------------------- --------------------------------------
Exeter & Hampton Electric Company (E&H)  NH - 1908                          Retail Electric Distribution Utility
---------------------------------------- ---------------------------------- --------------------------------------
Fitchburg Gas and Electric Light         MA - 1852                          Retail Electric and Gas Distribution
Company (FG&E)                                                              Utility
---------------------------------------- ---------------------------------- --------------------------------------
Unitil Power Corp. (Unitil Power)        NH - 1984                          Wholesale Electric Power Utility
---------------------------------------- ---------------------------------- --------------------------------------
Unitil Realty Corp. (Unitil Realty)      NH - 1986                          Real Estate Management
---------------------------------------- ---------------------------------- --------------------------------------
Unitil Service Corp. (Unitil Service)    NH - 1984                          System Service Company
---------------------------------------- ---------------------------------- --------------------------------------
Unitil Resources, Inc. (Unitil           NH - 1993                          Energy Brokering and Advisory
Resources)                                                                  Services
---------------------------------------- ---------------------------------- --------------------------------------

Unitil's principal business is the retail sale and distribution of electricity and related services in several cities and towns in the seacoast and capital city areas of New Hampshire, and both electricity and gas and related services in north central Massachusetts, through Unitil's three wholly owned retail distribution utility subsidiaries (CECo, E&H and FG&E). FG&E has a subsidiary, Fitchburg Energy Development Company. Unitil's wholesale electric power utility subsidiary, Unitil Power Corp., principally provides all the electric power supply requirements to CECo and E&H for resale at retail.

Unitil has three additional wholly owned subsidiaries: Unitil Realty Corp. (Unitil Realty), Unitil Service Corp. (Unitil Service) and Unitil Resources, Inc. (Unitil Resources). Unitil Realty owns and manages the Company's corporate office building and property located in Hampton, New Hampshire and leases this facility to Unitil Service under a long-term lease arrangement. Unitil Service provides, at cost, centralized management, administrative, accounting, financial, engineering, information systems, regulatory, planning, procurement, and other services to the Unitil System companies. Unitil Resources is the Company's wholly owned non-utility subsidiary and has been authorized by the Securities and Exchange Commission, pursuant to the rules and regulations of the 1935 Act, to engage in business transactions as a competitive marketer of electricity, gas and other energy commodities in wholesale and retail markets, and to provide energy brokering, consulting and management related services within the United States. Usource, Inc. and Usource L.L.C. (Usource) are wholly owned subsidiaries of Unitil Resources. Usource provides energy brokering services, as well as related energy consulting and marketing services.

Exhibit C

     Organizational charts depicting the Applicants' current and proposed post-transaction corporate structures (including any pending authorized but not implemented changes) indicating all parent companies, energy subsidiaries and energy affiliates unless the Applicants demonstrate that the proposed transaction does not affect the corporate structure of any party to the transaction.

     See attached.

Exhibit D

     A description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements, including transfers of operational control of transmission facilities to Commission approved RTOs, both current, and planned to occur within a year from the date of the filing, to which the Applicants or their parent companies, energy subsidiaries, and energy affiliates are parties, unless the Applicants demonstrate that the proposed transaction does not affect any of its business interests.

     As required by the Commission, the Applicants have committed to participating in the RTO that is eventually approved for the New England region.

     As also described in Exhibit G, FG&E owns a 0.1822% share (approximately
1.13 MW) of the Wyman Unit No. 4 oil-fired generator, which is located in Maine. At year-end 2001, FG&E's net book value for this asset was approximately $81,000. FG&E has contractually divested its rights in the unit to Select Energy, Inc., as described in Exhibit F.

     FG&E owns 0.57 shares in Boundary Gas, Inc. ("Boundary Gas"), with an original value of $57. Boundary Gas was formed by northeastern natural gas utility companies to jointly purchase gas from Canada. The gas is imported at Niagara, New York. FG&E has the right under the Boundary Gas agreements to purchase 544 dth per day through January 15, 2004.

Exhibit E

     The identity of common officers or directors of parties to the proposed transaction. CECo and E&H have the same officers:

          President           Michael J. Dalton
          Vice President      Richard M. Heath
          Treasurer           Mark H. Collin
          Asst. Treasurer     Charles J. Kershaw, Jr.
          Controller          Laurence M. Brock
          Secretary           Sandra L. Whitney

Exhibit F

     A description and location of wholesale power sales customers and unbundled transmission services customers served by the Applicants or their parent companies, subsidiaries, affiliates and associate companies.

     As described in Section II herein, CECo provides wheeling services to SES Concord Co., L.P., New Hampshire Hydro Associates, Concord Steam Corporation, Penacook Hydro Association, and Briar Hydro Association. CECo has no wholesale power customers. E&H has no wholesale power customers or unbundled transmission service customers.

     The wholesale power sales customers and unbundled transmission service customers of UPC, FG&E and URI are described below:

Unitil Power Corp.

UPC is the all-requirements supplier for CECo and E&H. UPC sells wholesale power to CECo and E&H at their delivery points in New Hampshire under its FERC Electric Rate Schedule No. 1, the Unitil System Agreement. Beyond that, UPC very seldom makes wholesale power sales because its entitlements are less than its load serving obligations. UPC made no energy sales during 2001, except for its all-requirements sales to CECo and E&H and interchange sales to NEPOOL.

Listed below are UPC's tariff customers.

--------------------------------------------------------------------------------------------------------------------
          Tariff No.                                 Customer                        Date Filed        Docket
--------------------------------------------------------------------------------------------------------------------
FERC Electric Rate Schedule 1  Concord Electric Company, Exeter & Hampton Electric  8/24/87      ER86-559-001
                               Company
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 2         Unitil Resources, Inc.                               3/28/96      ER96-1427-000
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Central Vermont Public Service Corp                  1/8/98       ER98-1359
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         New Energy Ventures, LLC                             1/12/98      ER98-1194
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Montaup Electric Co.                                 2/11/98      ER98-1814
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Northeast Energy Services, Inc.                      4/10/98      ER98-2525
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Connecticut Municipal Electric Energy Cooperative    4/10/98      ER98-2525
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         PG&E Energy Trading                                  6/19/98      ER98-3434
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Enserch Energy Services, Inc.                        8/26/98      ER98-4362
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Commonwealth Electric Co.                            8/26/98      ER98-4362
--------------------------------------------------------------------------------------------------------------------


                                       20

--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Engage Energy US, LP                                 9/23/98      ER98-4618
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         TransCanada Power Marketing, Ltd.                    10/13/98     ER99-168
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Strategic Energy Ltd.                                11/17/98     ER99-612
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Reliant Energy Service Inc                           9/3/99       ER99-4370
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Indeck Pepperell Power Associates, Inc.              11/24/99     ER00-642
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Reading Municipal Lighting Department                8/21/01      ER01-2892
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Engage Energy America, LLC.                          10/17/01     ER02-119
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3         Enron Power Marketing, Inc.                          1/8/02       ER02-718
--------------------------------------------------------------------------------------------------------------------


Fitchburg Gas and Electric Light Company

As described in Section II, FG&E is a subsidiary of Unitil Corporation, and is a distribution company in north-central Massachusetts. FG&E has been restructured and no longer manages a power supply. As part of its restructuring, FG&E sold the entire output of its portfolio of power supply contracts for the entire duration of each contract to Select Energy, Inc. FG&E has contracted with other suppliers to provide retail customers of FG&E with generation services. FG&E has several customers signed onto its market-based rate tariff, FERC Electric Tariff No. 3. However, FG&E does not conduct wholesale power sales beyond the continuing transfer of all of its entitlements in power contracts to Select Energy, Inc. In addition, FG&E has two customers signed onto its Open Access Transmission Tariff, FERC Electric Tariff No. 4. FG&E made no power sales during 2001, except for the portfolio sales to Select Energy, Inc. and interchange sales to NEPOOL.

Listed below are FG&E's tariff customers.

--------------------------------------------------------------------------------------------------------------------
          Tariff No.                                  Customers                         Date Filed       Docket
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Central Maine Power Co.                                1/8/98        ER98-1358
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Central Vermont Public Service Corp.                   1/8/98        ER98-1358
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Enron Power Marketing, Inc.                            1/12/98       ER98-1193
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          New Energy Ventures, LLC.                              1/12/98       ER98-1193
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          United Illuminating Co.                                1/12/98       ER98-1193
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          New England Power Company                              1/12/98       ER98-1193
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Green Mountain Power                                   1/12/98       ER98-1193
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Montaup Electric Company                               2/11/98       ER98-1813
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Northeast Energy Services Inc.                         4/10/98       ER98-2526
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Connecticut Municipal Electric Energy Cooperative      4/10/98       ER98-2526
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          PG&E Energy Trading                                    6/9/98        ER98-3435
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Cambridge Electric Light Co.                           8/26/98       ER98-4361
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Commonwealth Electric Co.                              8/26/98       ER98-4361
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Enserch Energy Services, Inc.                          8/26/98       ER98-4361
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          TransCanada Power Marketing, Ltd.                      10/13/98      ER99-176
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Strategic Energy Ltd.                                  11/17/98      ER99-613
--------------------------------------------------------------------------------------------------------------------


                                       21

--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Constellation Power Source, Inc.                       3/3/99        ER99-2049
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Select Energy, Inc.*                                   7/15/99       ER99-3579
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Reliant Energy Services                                9/3/99        ER99-4369
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Indeck Pepperell Power Associates, Inc.                11/24/99      ER00-641
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Aquila Energy Marketing, Inc.                          12/22/99      ER00-887
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          New Hampshire Electric Cooperative                     12/19/01      ER02-582
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 3          Great Bay Power Corporation                            1/28/02       ER02-857
--------------------------------------------------------------------------------------------------------------------
FERC Electric Tariff 4          Fitchburg Gas & Electric Light Co.                     9/12/97       ER97-4622
--------------------------------------------------------------------------------------------------------------------
1st Revised FERC Electric       Pinetree Power Fitchburg, Inc.                         9/27/99       ER99-4537
Tariff 4
--------------------------------------------------------------------------------------------------------------------
1st Revised FERC Electric       Massachusetts Bay Transportation Authority             4/20/00       ER00-2253
Tariff 4
--------------------------------------------------------------------------------------------------------------------


Unitil Resources, Inc.

URI is a subsidiary of Unitil Corporation. URI has not been a NEPOOL Participant since January 2000, and does not enter into wholesale transactions under its market-based rate schedule, FERC Electric Rate Schedule No. 1, in Docket No. ER97-2462-000.

Exhibit G

     A description of jurisdictional facilities owned, operated, or controlled by the Applicants or their parent companies, subsidiaries, affiliates, and associate companies.

     A description of such facilities of the Applicants is found in Section II of this Application. As described in Section II, FG&E owns limited 115 kV transmission facilities.

     As also described in Exhibit D, FG&E owns a 0.1822% share (approximately
1.13 MW) of the Wyman Unit No. 4 oil-fired generator, which is located in Maine. This unit is a conventional oil-fired boiler and steam turbine generating unit originally placed in service in 1978. At year-end 2001, FG&E's net book value for this asset was approximately $81,000. As a minority joint owner, FG&E neither operates nor controls this unit.

Exhibit H

     All jurisdictional facilities and securities associated with or affected by the transaction.

     As this transaction is a reorganization of the Company, all jurisdictional facilities of CECo and E&H would be affected.

Exhibit I

     All contracts related to the proposed transaction together with copies of all other written instruments entered into or proposed to be entered into by the parties to the transaction.

     Attached is the proposed Agreement and Plan of Merger, which has not yet been presented to the Companies' Boards for approval. A copy of the executed Agreement and Plan of Merger will be filed with the Commission. The Board Resolutions of Unitil, CECo and E&H authorizing the Reorganization have not yet been adopted. It is anticipated that they will be adopted at the next board meeting in September 2002. As soon as the resolutions are adopted, copies will be filed with the Commission.

Exhibit J

     The facts relied upon to demonstrate that the reorganization of CECo and E&H into UES is in the public interest are set forth in Section I of the Application.

Exhibit K

     A general or key map showing in different colors the properties of each party to the transaction.

     See attached Service Territory Maps of CECo and E&H.

Exhibit L

     Copies of the orders of the NHPUC and SEC that relate to the proposed transaction.

     Copies of the orders of the NHPUC and SEC relating to the proposed transaction will be provided upon issuance. The NHPUC's August 28, 2002, order in Phase I of the proceeding, as discussed in Section III.A. of this Application, is attached.

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

Concord Electric Company                    )
Exeter & Hampton Electric Company           )    Docket No. EC02-___-000
Unitil Energy Systems, Inc.                 )

                       NOTICE OF APPLICATION FOR APPROVAL
                        OF INTRA-CORPORATE REORGANIZATION

     Take notice that on August 30, 2002, Concord Electric Company, Exeter & Hampton Electric Company, and Unitil Energy Systems, Inc., filed with the Federal Energy Regulatory Commission an application pursuant to Section 203 of the Federal Power Act and 18 C.F.R. Part 33 for authorization of an intra-corporate reorganization. The proposed Reorganization involves the merger of Exeter & Hampton Electric Company into Concord Electric Company to form a single distribution company, which will be renamed Unitil Energy Systems, Inc.

     Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, NE, Washington, DC 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR 385.211 and 385.214). All such motions or protests should be filed on or before ___________. Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a motion to intervene. Copies of these filings are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                                        Magalie R. Salas,
                                        Secretary

                             CERTIFICATE OF SERVICE

     I hereby certify that I have this day served the foregoing document upon:

     Debra A. Howland
     Executive Director and Secretary
     State of New Hampshire
     Public Utilities Commission
     8 Old Suncook Road
     Concord, NH 03301-7319

     SES Concord Company, L.P.
     c/o Wheelabrator Technologies Inc.
     Liberty Lane
     Hampton, NH  03842

     Concord Steam Corporation
     Attn: Mr. Peter Bloomfield, President
     P.O. Box 1377
     Concord, NH  03302-1377

     Concord Regional Solid Waste/
     Resource Recovery Cooperative
     6B South Main Street
     Penacook, NH  03303

     New Hampshire Hydro Associates
     c/o Essex Hydro Associates, L.L.C.
     55 Union Street, 4th Floor
     Boston, MA  02108

     Penacook Hydro Association
     c/o Essex Hydro Associates, L.L.C.
     55 Union Street, 4th Floor
     Boston, MA  02108

     Briar Hydro Association
     c/o Essex Hydro Associates, L.L.C.
     55 Union Street, 4th Floor
     Boston, MA  02108

     Dated at Washington, D.C., this 30th day of August 2002.